Exhibit 3.1

ARTICLES OF INCORPORATION

of

HOMEBANC CORP.

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is “HomeBanc Corp.” and it is organized pursuant to the provisions of the Georgia Business Corporation Code (the “GBCC”).

ARTICLE II

DURATION

The Corporation shall have perpetual duration.

ARTICLE III

PURPOSES AND POWERS

The nature of the Corporation’s business, and its purposes and powers are as follows:

3.1 To make, purchase, hold, service and finance loans secured by interests in real and personal property, and to otherwise own, manage, hold, sell, transfer, pledge or dispose of interests in real and personal property, and to incur or guarantee indebtedness, whether secured or unsecured;

3.2 To purchase, subscribe for, acquire, own, hold, manage sell, exchange, assign, transfer, mortgage, pledge, hypothecate or otherwise transfer or dispose of shares of capital stock, equity interests in partnerships and limited liability companies, scrip, warrants, rights, bonds, securities, obligations or evidences of indebtedness, in other corporations, partnerships, limited liability companies and other entities, including obligations and securities issued by governments and governmental agencies, and to issue and exchange therefor cash, Shares, bonds, notes or other securities, evidences of indebtedness, or obligations of the Corporation and while the owner thereof to exercise all rights, powers, and privileges of ownership;

3.3 To engage in business as a “real estate investment trust” (“REIT”) as provided in Sections 856 through 860 of the Internal Revenue Code of 1986, amended (the “Code”), unless and until the Corporation’s Board of Directors shall have determined that it is no longer in the Corporation’s best interests to engage in such business or to make or continue an election under the Code to be taxed as a REIT; and

3.4 To otherwise transact any business, engage in any lawful act or activity, and to exercise all powers now or hereafter permitted to corporations under the GBCC.

The enumeration herein of the purposes and powers of the Corporation shall not be deemed to exclude or in any way limit by inference any objects, purposes or powers which the Corporation is empowered to exercise, whether expressly by purpose or object, or by any of the laws of the State of Georgia or any reasonable construction of such laws.

ARTICLE IV

SHARES

4.1 Total Number of Shares. The total number of shares of all classes of capital stock (“Shares”) that the Corporation shall have the authority to issue is 175,000,000, consisting of:

(1)	150,000,000 Shares of common stock, $.01 par value per share (“Common Stock”); and

(2)	25,000,000 shares of preferred stock, $.01 per share (“Preferred Stock”).

4.2 Preferred Stock. Shares of Preferred Stock may be issued for any purpose and in any manner permitted by law, in one or more distinctly designated series, as a dividend or for such consideration as the Corporation’s Board of Directors may determine by resolution or resolutions from time to time adopted.

The Board of Directors is expressly authorized to fix and state, by resolution or resolutions from time to time adopted and by filing articles of amendment prior to the issuance of any Shares of a particular series of Preferred Stock, the designations, voting powers (if any), preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

(1) The distinctive designation and number of Shares of Preferred Stock which shall constitute a series, which number may from time to time be increased (but not above the number of Shares of Preferred Stock authorized by the Articles of Incorporation and with respect to which the powers, designations, preferences and rights have not been set forth) or decreased (but not below the number of Shares of such series then outstanding), or eliminated (where no Shares of any such Series are issued and outstanding), by like action of the Board of Directors and by articles of amendment likewise executed, acknowledged, filed and recorded as specified by the GBCC;

(2) The rate or rates and times at which dividends, if any, shall be paid on each series of Preferred Stock, whether such dividends shall be cumulative or non-cumulative, the extent of the preference, subordination or other relationship to dividends declared or paid, or any other amounts paid or distributed upon, or in respect of, any other class or series of Preferred Stock or other capital stock;

(3) Redemption provisions, if any, including whether or not Shares of any series may be redeemed by the Corporation or by the holders of such series of Preferred Stock, or by either, and if redeemable, the redemption price or prices, redemption rate or rates, and such adjustments to such redemption price(s) or rate(s) as may be determined, the manner and time or times at which, and the terms and conditions upon which, Shares of such series may be redeemed;

(4) Conversion, exchange, purchase or other privileges, if any, to acquire Shares of any class or series, whether at the option of the Corporation or of the holder, and if subject to conversion, exchange, purchase or similar privileges, the conversion, exchange or purchase prices or rates and such adjustments thereto as may be determined, the manner and time or times at which such privileges may be exercised, and the terms and conditions of such conversion, exchange, purchase or other privileges;

(5) The rights, including the amount or amounts, if any, of preferential or other payments to which holders of any series are entitled upon the dissolution, winding-up, voluntary or involuntary liquidation, distribution, or sale or lease of all or substantially all assets of the Corporation; and

(6) The terms of any sinking fund, retirement, redemption or purchase account, if any, to be provided for such series and the priority, if any, to which any funds or payments allocated therefor shall have over the payment of dividends, or over sinking fund, retirement, redemption, purchase account or other payments on, or distributions in respect of, other series of Preferred Stock or other classes of Shares.

All Shares of the same series of Preferred Stock shall be identical in all respects, except there may be different dates from which dividends, if any, thereon may cumulate, if made cumulative.

Issued Shares of any series of Preferred Stock which are acquired by the Corporation may, as provided by Board of Directors’ resolution or resolutions and applicable law, be returned to authorized but unissued Preferred Stock, either of the same or of a different series, or undesignated as to series, and thereafter reissued. In the event the number of Shares of any series of Preferred Stock is decreased, the Board of Directors may, by resolution or resolutions, cause the Shares representing such decrease to be designated or undesignated as to series.

4.3 Dividends. Dividends upon all classes and series of Shares shall be payable only when, as and if declared by the Board of Directors from funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s capital surplus. Dividends upon any class or series of Shares may be paid in cash, property, or Shares of any class or series of or other securities or evidences of indebtedness of the Corporation or any other issuer, as may be determined by resolution or resolutions of the Board of Directors.

4.4 Options, etc. The Board of Directors is expressly authorized to create and issue, by resolutions adopted from time to time, rights, options and warrants entitling the holders thereof to purchase Shares of any kind, class or series, whether or not in connection with the issuance and sale of any Shares or other securities. The Board of Directors also is authorized expressly to determine the terms and conditions, including, without limit, the time or times within which and the price or prices at which such rights, options or warrants may be exercised. The Board of Directors’ judgment shall be conclusive as to the adequacy of the consideration received for any such rights, options and warrants.

4.5 No Preemptive Rights. No holder of any Shares of any kind, class, or series shall have, as a matter of right, any preemptive or preferential right to subscribe for, purchase or receive any of the Corporation’s Shares of any kind, class or series or any other Corporation securities or obligations, whether now or hereafter authorized.

ARTICLE V

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

5.1 Certain Definitions. As used in these Articles of Incorporation, the following terms shall have the respective meanings set forth below. For purposes of these Articles of Incorporation, the singular shall include the plural and vice versa, each reference to a gender shall include the other gender, and the terms “include”, “including” and derivations thereof shall mean without limitation by enumeration or otherwise.

“Beneficial Ownership” shall mean ownership of Shares of any class or series by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include Shares that would be treated as owned by such Person through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Business Day” shall mean any day on which the national securities exchanges and the principal over-the-counter securities markets operated by Nasdaq are open for trading.

“Charitable Beneficiary” shall mean, with respect to any Trust, one or more organizations described in Section 170(b)(1)(A) of the Code (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary of such Trust, in accordance with the provisions of Section 5.7. No Charitable Beneficiary shall be the beneficiary of more than one Trust at any time.

“Constructive Ownership” shall mean ownership of Shares of any class or series by a Person who is or would be treated as an owner of such Shares, either directly or indirectly (including through a nominee or clearing agency) or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Closing Price” shall mean, with respect to Shares of any class or series on any Business Day, the last sale price for Shares of such class or series on such date, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, each as reported in the principal consolidated transaction reporting system for the principal national securities exchange where such Shares are listed, or if such Shares are not listed or have not traded on such national securities exchange on such date, the last sales price, or, if no sales price is available, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq, or if such system is no longer in use, the principal other automated quotation system that may then be in use.

“Disqualified Person” shall mean (i) the United States, any state or political subdivision thereof, any foreign government, any international organization, and any agency or instrumentality of the foregoing (ii) any tax-exempt organization (other than a farmers’ cooperative described in Section 521 of the Code) that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, and (iii) any rural electrical or telephone cooperative.

“Group” shall have the meaning provided in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the Securities and Exchange Commission’s rules thereunder.

“Initial Date” shall mean the date of closing of the sale of Shares in an initial public offering.

“Market Price” shall mean, in the case of any class or series of Shares, the Closing Price for such Shares on the date of determination or, if the date of determination is not a Business Day, the last Business Day immediately preceding such date of determination, or, in the event that no trading price is available for such Shares for such date of determination, the fair market value of the Shares, as determined in good faith by the Corporation’s Board of Directors.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint stock company or association, joint venture, association, consortia, company, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, bank, trust company, business trust or other entity and governments and political subdivisions thereof and government agencies and authorities.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 5.7(5).

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Article V hereof, would Beneficially Own or Constructively Own Shares, and, if appropriate in the context, shall also mean any Person who would have been the record owner of the Shares that the Prohibited Owner would have so owned if the Transfer was effective.

“REIT Provisions of the Code” shall mean Sections 856 through 859 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the United States Treasury Regulations thereunder.

“Restriction Termination Date” shall mean the first day after the Initial Date on which either (i) the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or to continue to, qualify as a REIT or (ii) the restrictions contained in Article V are removed.

“Shareholders” shall mean holders of record of outstanding Shares of the Corporation.

“Shares-in-Trust” shall mean any Shares designated Shares-in-Trust pursuant to Article V.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise, or other disposition of Shares, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive distributions on Shares, including, without limitation, (i) the granting of any option or entering into any agreement for the sale, transfer, assignment or other disposition of Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares, whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

“Trust” shall mean any separate trust created pursuant to administered in accordance with the terms of Section 5.7, for the exclusive benefit of any Charitable Beneficiary.

“Trustee” shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

5.2 Ownership Limitations. The following limitations on Share ownership and transfer shall be applicable to all Shares from the Initial Date to immediately prior to the Restriction Termination Date:

(1) “100 Shareholders” Restriction. Except as provided in Section 5.8, no Person may engage in any Transfer that, if effective, would result in the Shares being beneficially owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code).

(2) “Closely Held” Restriction. Except as provided in Section 5.8, no Person shall Beneficially Own Shares to the extent such Beneficial Ownership of Shares would result in the Corporation being

“closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(3) Ownership Limitation. Except as provided in Section 5.8, no Person shall Beneficially Own or Constructively Own Shares in excess of 9.8% of (i) the aggregate Market Price of all outstanding Shares of all classes and series or (ii) the number or aggregate Market Price (whichever is more restrictive) of all outstanding Shares of Common Stock.

(4) Ownership in Tenant Restriction. Except as provided in Section 5.8, no Person shall Beneficially Own or Constructively Own Shares to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code.

(5) Ownership by a Disqualified Person Restriction. Except as provided in Section 5.8, no Disqualified Person may Beneficially Own Shares.

(6) General REIT Preservation Restriction. Except as provided in Section 5.8, no Person may engage in any Transfer that, if effective, would result in the termination of the status of the Corporation as a REIT under the REIT Provisions of the Code.

5.3 Holders of Shares Required to Provide Information.

(1) Every Beneficial Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as may be required from time to time by the Treasury Regulations) of the outstanding Shares of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and description of how such Shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT. Nothing herein shall relieve a Beneficial Owner of Shares from reporting such ownership or a change therein timely as required by the Securities Exchange Act of 1934 and Securities and Exchange Commission rules thereunder.

(2) Any Person who acquires or attempts to acquire Shares in violation of Section 5.2, or any Person who owned Shares that were or shall be transferred to the Trust pursuant to the provisions of Section 5.6, shall immediately give written notice to the Corporation of such event, which notice shall provide the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such purported Transfer on the Corporation’s status as a REIT.

(3) Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

5.4 Restrictive Legends on Transfer of Shares, etc. All certificates and other evidences of the Corporation’s Shares, including securities or evidences of indebtedness convertible into or exchangeable for Shares shall bear restrictive legends implementing the foregoing ownership limitations and transfer restrictions, and such restrictions and limitations shall be maintained by the Corporation’s transfer agent and registrar, and each holder of Shares takes such Shares subject to the restrictions and limitations imposed by this Article V. The legend shall be in substantially the following form:

“The securities represented by this certificate are subject to restrictions on transfer for the purpose of maintaining the Corporation’s status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and for certain other purposes under the Code. Except as expressly provided or permitted in the Corporation’s Articles, (i) no Person may Beneficially Own or Constructively Own Shares more than 9.8% of (a) the aggregate Market Price of all outstanding Shares of all classes and series or (b) the number or aggregate Market Price (whichever is more restrictive) of all outstanding Shares of Common Stock (ii) no Person may engage in any Transfer that, if effective, would result in the Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (iii) no Person may Beneficially Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (iv) no Person may Beneficially Own or Constructively Own Shares that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (v) no Disqualified Person may Beneficially Own Shares, and (vi) no Person may otherwise engage in any Transfer that, if effective, would result in the termination of the status of the Corporation as a REIT under the REIT Provisions of the Code.”

5.5 Remedies for Breach of Transfer Restrictions. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Section 5.2 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution), or Constructive Ownership of any Shares of the Corporation in violation of the limits of Section 5.2, the Board of Directors or its designees shall take such actions as the Board of Directors or any of its designees deems advisable, including, redeeming such Shares, refusing to give effect to such Transfer on the books of the Corporation or its registrar or transfer agent or preventing such Transfer, and instituting proceedings to enjoin or restrain such Transfer; provided, further, in the absence of any such action, any Transfers or attempted Transfers or other events in violation of Section 5.2 shall automatically result in the designation of Shares-in-Trust and, in accordance with the provisions of Section 5.7, shall be transferred automatically and by operation of law to a Trust described below, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or its designees.

5.6 Transfer to Trust.

If, notwithstanding the other provisions contained in this Article V, at any time after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer that would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 5.2, then, (i) that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 5.2 (rounded up to the nearest whole Share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 5.7, shall be transferred automatically and by operation of law to a Trust to be held in accordance with Section 5.7 and such Prohibited Owner shall acquire no rights in such Shares, and such Prohibited Owner shall submit such number of Shares to the Corporation for registration in the name of the Trustee, both such transfer and designation to be effective as of the close of business on the Business Day prior to the date of the purported Transfer, or (ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 5.2, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 5.2 shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

5.7 Shares-In-Trust.

(1) Trust. Any Shares transferred to a Trust and designated Shares-in-Trust pursuant to this Article V shall be held for the exclusive benefit of the Charitable Beneficiary. The Corporation shall name a Charitable Beneficiary for each Trust within five days after discovery of the existence thereof. Any transfer to a Trust, and subsequent designation of Shares as Shares-in-Trust, pursuant to this Article V shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding Shares of the Corporation and shall be entitled to the same rights and privileges as all other issued and outstanding Shares of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of subsection 5.7(5), such Shares-in-Trust shall cease to be Shares-in-Trust.

(2) Dividend Rights. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors in respect of such Shares and shall hold such dividends or distributions in trust for the benefit of the Charitable Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any of its Shares designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of this Article V, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the applicable Trust for the benefit of the Charitable Beneficiary the dividends so received or withheld, as the case may be.

(3) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Shares of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of Shares. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this subsection 5.7(3) in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Shares and which purported Transfer resulted in the transfer of the Shares to the Trust, the price per Share, if any, such Prohibited Owner paid for such Shares and, in the case of a purported Transfer in which the Prohibited Owner did not give value for such Shares (e.g., if the shares were received through a gift or devise) and which purported Transfer resulted in the transfer of Shares to the Trust, the price per Share equal to the Market Price on the date of such purported Transfer. All remaining amounts, if any, in such Trust shall be distributed to the Charitable Beneficiary.

(4) Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of Shares prior to the discovery by the Corporation that the Shares are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust, and the Prohibited Owner shall be deemed to have given, as of the close of business on the Business Day prior to the date of the purported Transfer that results in the transfer to the Trust of such Shares, an irrevocable proxy coupled with an interest to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

(5) Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee may designate any Person as a Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such Shares so acquired as Shares-in-Trust under this Article V. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subsection 5.7(5), the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of Shares, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Charitable Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to subsection 5.7(6).

(6) Compensation to Record Holder of Shares that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with subsection 5.7(5) or following the acceptance of the offer to purchase such Shares in accordance with subsection 5.7(7) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for Shares and which purported Transfer resulted in the transfer of the Shares to the Trust, the price per Share, if any, such Prohibited Owner paid for the Shares, or (b) purported Transfer in which the Prohibited Owner did not give value for such Shares (e.g., if the Shares were received through a gift or devise) and which purported Transfer resulted in the transfer of Shares to the Trust, the price per Share equal to the Market Price on the date of such purported Transfer, and (ii) the price per Share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with subsection 5.7(5). Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this subsection 5.7(6) shall be distributed to the Charitable Beneficiary in accordance with the provisions of subsection 5.7(5). Each Charitable Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition (if any) of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 5.7 by, such Trustee or the Corporation.

(7) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that created such Shares-in-Trust (or, in the case of devise, or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported Transfer that resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a purported Transfer resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such purported Transfer pursuant to Section 5.3(2).

5.8 Exceptions. The ownership limit set forth in subsection 5.2(3) shall not apply to the acquisition of Shares by an underwriter or placement agent that participates in a public or private offering of such Shares for a period of 90 days following the purchase by such underwriter or placement agent of such Shares, provided that the restrictions contained in subsections 5.2(1), (2), (3), (4), and (5) will not be violated following the distribution or resale by such underwriter or placement agent of such Shares. In addition, the Board of Directors, upon receipt of (i) a ruling from the Internal Revenue Service or an opinion of counsel to the effect that the Corporation will not lose its status as a REIT or (ii) such representations and undertakings as the Board of Directors may deem appropriate in order to conclude that granting an exemption will not cause the Corporation to lose its status as a REIT, may, in its sole discretion, exempt a Person from one or more of the restrictions contained in subsections 5.2(1), (2), (3), (4), (5) and (6), provided that (x) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person’s Beneficial Ownership or Constructive Ownership of Shares will cause the Corporation to lose its REIT status as a result of the exemption and (y) such Person agrees in writing with the Corporation that any violation or attempted violation of the terms or conditions of the exemption will result in a transfer to a Trust of Shares pursuant to Sections 5.6 and 5.7.

5.9 Removal of Ownership Limit. The restrictions contained in this Article V will not be removed until, and shall cease to apply when, (i) (a) such restrictions are no longer required in order to qualify as a REIT or to avoid the imposition of a tax on the Corporation and (b) the Board of Directors determines that it is no longer in the best interests of the Company to retain such restrictions, or (ii) the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT under the REIT Provisions of the Code.

5.10 Remedies Not Limited. The Board of Directors shall have the power to determine the application of the provisions of this Article V based on the facts known to it, and any determination by the Board of Directors pursuant to this Article V shall be conclusive and final. Nothing contained in this Article V shall limit the authority of the Corporation’s Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Shareholders by preservation of any election by the Corporation to be taxed as a REIT under the REIT Provisions.

ARTICLE VI

INCORPORATOR

The name and address of the incorporator are:

Stephen R. Stone

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Telephone: (404) 881-4688

Facsimile: (404) 253-8221

ARTICLE VII

OFFICES AND REGISTERED AGENT

The address of the initial registered and principal office of the Corporation is:

HomeBanc Corp.

2002 Summit Boulevard

Suite 100

Atlanta, Georgia 30319

The Corporation’s initial registered agent at the above office is Charlie W. McGuire.

ARTICLE VIII

CERTAIN PROVISONS

The following provisions are provided for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of the Board of Directors and shareholders:

8.1 Number of Directors. The Board of Directors shall consist of not less than five nor more than 21 directors. The exact number of directors shall be fixed and determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors.

8.2 Terms and Vacancies. Directors shall serve until the expiration of their term and until their successors have been elected and qualified, subject to the director’s prior death, resignation,

disqualification or removal from office. Any vacancy on the Board of Directors that results from a newly created directorship, and any other vacancy occurring on the Board of Directors, shall be filled by the affirmative vote of a majority of the Board of Directors then in offices although less than a quorum, or by a sole remaining director. In no case will a decrease in the number of directors shorten the term of any incumbent director.

8.3 Certain Powers of the Board of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors. Without limiting the generality of the foregoing, the Board of Directors is expressly authorized and empowered to:

(1)	Set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to change the amount of or to abolish any such reserve.

(2)	Distribute to the Corporation’s shareholders, such cash available from operations, net profits, capital surplus or assets as they may from time to time deem proper.

(3)	Purchase Shares out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise permitted by law.

8.4 Constituency Provisions. In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating an actual or proposed business combination, a tender or exchange offer, a solicitation of options or offers to purchase or sell Corporation Shares by another Person, or a solicitation of proxies to vote or consents with respect to Corporation Shares by another Person, the Corporation’s Board of Directors, in addition to considering the adequacy and form of any consideration to be paid or received in connection with any such transaction, shall consider all of the following factors and any other factors which it deems relevant: (i) the business and financial condition, and earnings prospects of the acquiring Person, including, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the competence, experience, and integrity of the Person and its management proposing or making such actions; (iii) the prospects for a successful conclusion of the business combination; (iv) the Corporation’s prospects as an independent entity; (v) the effects of the proposal on the Corporation’s status as a REIT and the effects of a possible loss of REIT status on the Corporation’s shareholders; (vi) the social and economic effects of the transaction or proposal on the Corporation and any of its subsidiaries, and their employees, customers, creditors and the communities in which the Corporation and its subsidiaries operate or are located. The foregoing notwithstanding, this Section 8.4 shall not be deemed to provide any constituency any right to be considered by the Board of Directors in connection with any transaction or matter.

8.5 No Liability of Shareholders. Holders of the Corporation’s Shares shall not be personally or otherwise liable to any extent whatsoever for the payment of the Corporation’s debts, liabilities and obligations, and the private property of the holders of the Corporation’s Shares shall not be subject to the payment of the Corporation’s debts, liabilities and obligations to any extent whatsoever.

ARTICLE IX

LIMITATION ON LIABILITY OF DIRECTORS

9.1 Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability:

(1)	for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	of the types set forth in Section 14-2-832 of the GBCC; or

(4)	for any transaction from which the director derived an improper personal benefit.

9.2 Repeal of this Article is Prospective Only. Any repeal or modification of the provisions of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

9.3 Effects of Amendments to the GBCC. If the GBCC is amended, after this Article becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the GBCC, as so amended.

Article X

INDEMNIFICATION

10.1 General. Each person who was or is made a party, or is threatened to be made a party to, or is otherwise involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (each, a “proceeding”), by reason of the fact:

(i) that he or she is or was a director or Board-elected officer of the Corporation, or

(ii) that he or she, being at the time a director or Board-elected officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other entity, including service with respect to an employee benefit plan (collectively, “another entity” or “other entity”), whether either in case (i) or in case (ii) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other entity, or (y) in any other capacity related to the Corporation or such other entity while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the GBCC, as the same exist or may hereafter be amended (but, in the case of any such amendment, with respect to alleged action or inaction occurring prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss, including without limitation counsel fees and expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. The persons indemnified by this Article X are hereinafter referred to as “indemnitees.” Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, trustee, officer, employee or agent of such other entity, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Notwithstanding the foregoing, except as may be provided in the Bylaws or by the Board of Directors, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or portion thereof) initiated by such indemnitee unless such proceeding (or portion thereof) was authorized expressly by action of the Board of Directors.

The right to indemnification conferred in this Article X: (i) shall be a contract right; (ii) shall not be affected adversely to any indemnitee by any amendment of these Articles of Incorporation with respect to any alleged action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the expenses including attorneys’ fees, actually and reasonably incurred in defending any such proceeding in advance of its final disposition.

10.2 Rights to Indemnity Not Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article X.

10.3 Additional Indemnification. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any other officer, employee or agent of the Corporation (or any person serving at the Corporation’s request as a director, trustee, officer, employee or agent of another entity) or to any person who is or was a director, officer, employee or agent of any of the Corporation’s affiliates, predecessor or subsidiary corporations or banks or of a constituent corporation or bank absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or bank or of such constituent corporation or bank as a director, officer, employee or agent of another entity, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article X in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors. If so indemnified, such person shall be included in the terms “indemnitee” or “indemnities” as used in this Article X and in the Bylaws of the Corporation.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in accordance with the applicable provisions of the GBCC.

ARTICLE XII

SEVERABILITY

In the event that any of the provisions of these Articles of Incorporation (including any provision within a single Article, Section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 11th day of March 2004.

HOMEBANC CORP.

By:	/s/ Stephen R. Stone

Name: Stephen R. Stone Title: Incorporator